United States
Securities and Exchange Commission
Washington, D.C. 20549
Form 8-K
Current Report
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) August 16, 2010
Endeavour International Corporation
(Exact name of registrant as specified in its charter)

Nevada	001-32212	88-0448389
(State or other jurisdiction of incorporation)	(Commission file Number)	(I.R.S. Employer Identification No.)
1001 Fannin, Suite 1600, Houston, Texas 77002
(Address of principal executive offices) (Zip code)
(713) 307-8700
Registrant’s telephone number, including area code
None
(Former name, former address and former fiscal year, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act.

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act.

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act.

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act.

Endeavour International Corporation
Item 1.01. Entry into a Material Definitive Agreement.
Credit Agreement
On August 16, 2010, Endeavour International Corporation (“Endeavour”) and its wholly-owned subsidiary, Endeavour Energy UK Limited (“Endeavour UK”) entered into a credit agreement (the “Credit Agreement”) with Cyan Partners, LP, as administrative agent (“Cyan”), and the lenders party thereto (the “Lenders”). Pursuant to the Credit Agreement, the Lenders provided certain term loans (the “Loans”) to Endeavour UK in the aggregate amount of $150 million. The Loans may be increased to $160 million in certain circumstances.
The Loans are the senior obligations of Endeavour UK and are guaranteed by Endeavour and all of Endeavour’s material subsidiaries. In addition, substantially all of Endeavour’s and its material subsidiaries’ assets are pledged as collateral to secure the Loans. Such collateral may also secure certain hedging obligations and reimbursement obligations in respect of letters of credit that may be issued for the account of Endeavour and its subsidiaries.
Endeavour used $66 million of the proceeds from the Loans to repay in full the outstanding borrowings under its $225,000,000 Secured Revolving Loan and Letter of Credit Facility Agreement, dated as of October 30, 2006 (the “Senior Bank Facility”), and its $25,000,000 Junior Facility Agreement, dated as of January 22, 2008 (the “Junior Facility”). Following the repayments, both the Senior Bank Facility and the Junior Facility terminated in accordance with its terms. Endeavour UK will use all remaining net proceeds from the Loans for general corporate purposes.
The Credit Agreement obligates Endeavour UK to pay annual cash interest on the Loans of 12%. In addition, Endeavour UK is obligated to pay an additional 3% in annual interest “in-kind” (“PIK Interest”) through an increase in the outstanding principal amount of the Loans. Endeavour UK has the ability to pay the PIK Interest in cash at its option. In connection with the Credit Agreement, Endeavour agreed to pay to Cyan certain upfront fees in the aggregate amount of $18 million. Following the closing of the Credit Agreement, Cyan utilized $10.1 million of the upfront fees to purchase approximately nine million shares of Endeavour common stock from Endeavour. See “Common Stock Purchase Agreement” below for additional discussion.
The Loans have a three-year term and mature (and the Credit Agreement terminates) on August 16, 2013; provided that:
•	Endeavour’s 6% Convertible Senior Notes due 2012 have been refinanced or extended ; and

•	the holder’s conditional redemption right on Endeavour’s 11.5% Guaranteed Convertible Senior Bonds due 2014 has been terminated or extended. Such conditional redemption right exists if Endeavour’s average common stock price, as defined, is below $2.36 per share on January 18, 2012.

•	If these conditions are not met, the Loans shall mature and will be due in full on October 14, 2011.
The Credit Agreement requires that Endeavour UK make quarterly prepayments on the Loans of $375,000 prior to the maturity date, beginning on December 31, 2010. The Credit Agreement has provisions that allow asset sales and additional indebtedness within specified limits. At maturity, the remaining principal balance (including any PIK Interest) is due in full.
The Loans are callable by Endeavour after one year. Between August 16, 2011 and August 15, 2012, Endeavour UK may voluntarily prepay any or all of the Loans at 103% of principal. For prepayments on or after August 16, 2012, the additional prepayment fee will be 1% of the principal amount of Loans.
Under the Credit Agreement, Endeavour is obligated to comply with certain financial covenants, including:
•	a specified maximum total leverage ratio (consolidated net indebtedness to consolidated EBITDAX), ranging from 7.85:1.00 at September 30, 2010 to 3.00:1.00 at December 31, 2012 and thereafter;

Endeavour International Corporation
•	a specified minimum EBITDAX for each four-quarter period, ranging from $45,000,000 for the four-quarter period ending September 30, 2010 to $200,000,000 for the four-quarter period ending June 30, 2013;

•	a minimum Reserve Coverage Ratio (as defined in the Credit Agreement) of not less than 3.00:1.00; and

•	a PDP Coverage Ratio (as defined in the Credit Agreement) of not less than 0.25:1.00 on or prior to September 30, 2011 and not less than 0.50:1.00 after September 30, 2011.
The Credit Agreement contains various covenants that limit Endeavour’s and its subsidiaries’ ability, among other things, to: grant liens; pay dividends; and make investments or loans. The Credit Agreement also obligates Endeavour to maintain its traditional hedging policies and program.
The Credit Agreement contains customary events of default. If an event of default exists under the Credit Agreement, the administrative agent has the ability to accelerate the maturity of the Loans and exercise other rights and remedies.
Common Stock Purchase Agreement
In connection with the Credit Agreement and the Loans, on August 16, 2010, Endeavour International Corporation (“Endeavour”) entered into and closed a registered direct offering of common stock (the “Offering”) pursuant to a Common Stock Purchase Agreement (the “Purchase Agreement”) with Cyan to sell 8,999,999 shares of Endeavour’s common stock, par value $0.001 per share (the “Shares”), for aggregate net cash consideration of approximately $10.1 million, after deducting expenses. The purchase price per Share was $1.13, the closing price of the Shares on the NYSE Amex on August 13, 2010. Endeavour intends to use the net proceeds from the Offering for general corporate purposes.
The foregoing is qualified in its entirety by reference to the Purchase Agreement, a copy of which is filed as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated herein by reference.
1.02. Termination of a Material Definitive Agreement.
The information set forth under Item 1.01 above related to the termination of the Senior Bank Facility and the Junior Facility is incorporated herein by reference.
Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.
The information set forth under Item 1.01 above related to the Credit Agreement and the Loans is incorporated herein by reference.
Item 8.01. Other Events.
In connection with the Offering, the Company is filing a legal opinion relating to the issued Shares. A copy of the opinion is filed as Exhibit 5.1 to this Current Report on Form 8-K.
Item 9.01. Financial Statements and Exhibits.
(d) Exhibits:
5.1	Opinion of Woodburn and Wedge regarding the legality of the issued Shares.

10.1	Common Stock Purchase Agreement, dated as of August 16, 2010, by and between Endeavour International Corporation and Cyan Partners, LP.

Endeavour International Corporation

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Endeavour International Corporation
By:	/s/ Robert L. Thompson
Robert L. Thompson
Chief Accounting Officer

Date: August 20, 2010

Endeavour International Corporation
Exhibit Index

5.1	Opinion of Woodburn and Wedge regarding the legality of the issued Shares.

10.1	Common Stock Purchase Agreement, dated as of August 16, 2010, by and between Endeavour International Corporation and Cyan Partners, LP.